Exhibit 99.1

FOR IMMEDIATE RELEASE

SmartBank Scales Presence in Nashville, Tennessee

KNOXVILLE, TN – November 29, 2021 – SmartBank, a subsidiary of SmartFinancial, Inc. ("SmartFinancial” or the "Company"; NASDAQ: SMBK), announced the hiring of three experienced banking professionals, commercial relationship managers, Rachael Meurrier and Tony Graves and regional mortgage production manager, Kent Stone.  All three individuals are based in the Nashville, TN area and will focus on building greater market presence for SmartBank. Following the recent expansions throughout Alabama, the Gulf Coast and Florida Panhandle, the Company is pleased to continue its push into the Nashville and broader middle Tennessee market area with these seasoned individuals.

Rachael Meurrier, formerly with Triumph Bank, will join SmartBank as Senior Vice President and Williamson County Market Executive. Meurrier brings over 15 years’ experience in the private banking and commercial lending space and will be joined by Senior Vice President Tony Graves.  Graves, formerly with Reliant Bank and First Advantage Bank, brings over 30 years’ commercial banking experience. On the consumer banking side, Kent Stone, previously with Triumph Bank, joins as Regional Mortgage Production Manager and brings over 15 years’ mortgage banking experience.

The Nashville region is home to approximately two million people and more than 53,000 businesses, including the headquarters of some of the largest corporations in the country.  The region offers a diverse economy with low costs of living and doing business. The business-friendly environment coupled with top higher education institutions and a thriving music and art scene make Nashville a highly sought-after relocation destination for people across the United States.

“The Nashville market area provides tremendous growth opportunities, and we are very pleased to expand our market bench strength with these three experienced banking professionals,” said Billy Carroll, SmartFinancial’s President and CEO. “We have long viewed the Nashville market as a natural expansion area for us and these additions are excellent steps towards fulfilling that goal and creating greater density in that market.”

SmartBank Middle Tennessee Regional President, David Scott commented, “While we’ve been active in the Nashville MSA through the support of our Murfreesboro, TN team, these professionals provide the boots-on-the-ground support needed to further increase our market penetration. As we continue our Nashville expansion, this team serves as a great foundation.”

About SmartFinancial, Inc.

SmartFinancial, Inc., based in Knoxville, Tennessee, is the bank holding company for SmartBank.  Founded in 2007, SmartBank is a full-service commercial bank, with branches across Tennessee, Alabama and the Florida Panhandle. Recruiting the best people, delivering exceptional client service, strategic branching and acquisitions, and a disciplined approach to lending have contributed to SmartBank’s success. More information about SmartFinancial can be found on its website: www.smartfinancialinc.com.

Forward-Looking Statements

This news release may contain statements that are based on management’s current estimates or expectations of future events or future results, and that may be deemed to constitute forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995.  These statements are not historical in nature and can generally be identified by such words as “may,” “believe,” “expect,” “anticipate,” “intend,” “will,” “should,” “plan,” “estimate,” “predict,” “continue” and “potential” or the negative of these terms or other comparable terminology. All forward-looking statements are subject to risks, uncertainties, and other factors that may cause the actual results of SmartFinancial to differ materially from future results expressed or implied by such forward-looking statements. Such risks, uncertainties, and other factors include, among others, (1) risks associated with our growth strategy, including a failure to implement our growth plans or an inability to manage our growth effectively; (2) claims and litigation arising from our business activities and from the companies we acquire, which may relate to contractual issues, environmental laws, fiduciary responsibility, and other matters; (3) the risk that cost savings and revenue synergies from recently completed acquisitions may not be realized or may take longer than anticipated to realize; (4) disruption from recently completed acquisitions with customer, supplier, employee, or other business relationships; (5) our ability to successfully integrate the businesses acquired as part of previous acquisitions with the business of SmartBank; (6) risks related to the our recently-completed acquisition of Sevier County Bancshares, Inc. (“SCB”); (7) the risk that the anticipated benefits from the acquisition of SCB may not be realized in the time frame anticipated; (8) changes in management’s plans for the future; (9) prevailing, or changes in, economic or political conditions, particularly in our market areas; (10) credit risk associated with our lending activities; (11) changes in interest rates, loan demand, real estate values, or competition; (12) changes in accounting principles, policies, or guidelines; (13) changes in applicable laws, rules, or regulations, including changes to statutes, regulations or regulatory policies or practices as a result of, or in response to COVID-19; (14) adverse results from current or future litigation, regulatory examinations or other legal and/or regulatory actions, including as a result of the Company’s participation in and execution of government programs related to the COVID-19 pandemic; (15) the impact of the COVID-19 pandemic on the Company’s assets, business, cash flows, financial condition, liquidity, prospects and results of operations; (16) potential increases in the provision for loan losses resulting from the COVID-19 pandemic; and (17) other general competitive, economic, political, and market factors, including those affecting our business, operations, pricing, products, or services, including risks associated with widespread inflation or deflation. These and other factors that could cause results to differ materially from those described in the forward-looking statements can be found in SmartFinancial’s most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, in each case filed with or furnished to the Securities and Exchange Commission (the “SEC”) and available on the SEC’s website (www.sec.gov). Undue reliance should not be placed on forward-looking statements.  SmartFinancial disclaims any obligation to update or revise any forward-looking statements contained in this release, which speak only as of the date hereof, whether as a result of new information, future events, or otherwise.

Investor Contacts

William Y. (“Billy”) Carroll, Jr. Ron Gorczynski

President & Chief Executive OfficerExecutive Vice President & Chief Financial Officer

SmartFinancial, Inc.SmartFinancial, Inc.

Email: billy.carroll@smartbank.comEmail: ron.gorczynski@smartbank.com

Phone: 865.868.0613Phone: 865.437.5724

Media Contact

Kelley Fowler

Senior Vice President, Public Relations/Marketing

SmartFinancial, Inc.

Email: kelley.fowler@smartbank.com

Phone: 865.868.0611